SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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McKesson Corporation

(Name of Registrant as Specified In Its Charter)

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June 15, 2005
Dear McKesson Corporation Profit-Sharing Investment Plan Participant:
As a participant in the McKesson Corporation Profit-Sharing Investment Plan (“PSIP”), you are a stockholder in the Company. At the Annual Stockholders Meeting, you have the right to instruct the Plan Trustee, on a confidential basis, how the shares of McKesson Corporation common stock in your account are to be voted on matters that come before the meeting.
The enclosed Proxy Statement describes five proposals to be voted on at this year’s meeting. The Board of Directors recommends that you vote FOR proposals 1 - 4 and AGAINST proposal 5.
Participants in the PSIP may vote their shares by telephone or the Internet by following the procedures included on the enclosed PSIP Voting Card. Alternatively, you may cast your vote by completing, signing and returning the PSIP Voting Card in the business reply envelope provided. This card or your telephone or Internet voting instructions also give the Trustee authority to vote on your behalf on any other matters that may properly come before the meeting. Please do not return your PSIP voting card if you vote by telephone or Internet.
The PSIP provides that shares for which the trustee receives no voting instructions from participants, as well as all unallocated shares of the Company’s common stock, will be voted by the Trustee in the same proportion as shares for which voting instructions are received. If the Trustee receives no voting instructions for shares credited to participants’ PAYSOP accounts, no vote will be cast on those shares.
Participants who own shares of McKesson Corporation common stock by means other than through the PSIP will receive a separate proxy card and instructions for voting those shares.
To ensure that your shares are represented and voted at the meeting according to your wishes, your telephone or Internet voting instructions or signed PSIP voting card must be received by the Trustee by July 22, 2005. The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 accompanies the enclosed Proxy Statement.
We urge you to exercise your voting rights as a stockholder. Your vote does make a difference.

Sincerely,

John H. Hammergren
Chairman and Chief Executive Officer